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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustees of Defined Asset Funds Equity Income Fund,
Select Ten Portfolio 1997 International Series 1 (United Kingdom, Hong Kong and Japan Portfolios):

We consent to the use in this Registration Statement No. 333-19967 of our report dated February 24, 1997, relating to the Statements of Condition of Defined Asset Funds Equity Income Fund, Select Ten Portfolio 1997 International Series 1 (United Kingdom, Hong Kong and Japan Portfolios) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
February 24, 1997